EXHIBIT 99.1

ANDREW CORPORATION REPORTS
15% INCREASE IN SALES AND
350% INCREASE IN NET INCOME PER SHARE

Analyst/Investor Contact:

Scott Malchow
Investor Relations
708-873-8515

Media Contact:

Rick Aspan
Public Relations
publicrelations@andrew.com
708-349-5166

•	Sales increased 15% year-over-year to $474 million

•	Operating income increased 102% year-over-year to $23 million, including $9.6 million of significant items

•	Net inome per share increased 350% year-over-year to $0.09, including $0.03 per share of intangible amortization expense

•	Gross margin increased 110 basis points sequentially to 23.3%

•	Acquired Xenicom after the close of the quarter for approximately $11.5 million in cash

•	Acquired selected assets of ATC Tower Services for approximately $10 million consisting of cash and the assumption of certain lease obligations

ORLAND PARK, IL, January 27, 2005 – Andrew Corporation, a global communications systems and equipment supplier, reported first quarter sales of $474.1 million, up 15% from $410.8 million in the year ago quarter and higher than previous guidance of $440 million to $470 million. Higher sales were primarily due to increased market demand for products within the Wireless Infrastructure and Satellite Communications segments. Net income was $14.6 million or $0.09 per share, compared to net income of $3.8 million or $0.02 per share in the year ago quarter and higher than previous guidance of $0.03 to $0.06 per share.

“Our first quarter results were stronger than anticipated, driven by higher sales in each major region and improved operating leverage,” said Ralph Faison, president and chief executive officer, Andrew Corporation.

First quarter results include intangible amortization of $7.7 million or $0.03 per share and pre-tax restructuring charges of $1.8 million. The year ago quarter included intangible amortization of $9.4 million or $0.04 per share, a pre-tax loss of $4.5 million or $0.02 per share related to the sale of assets, and pre-tax restructuring charges of $0.7 million.

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three months ended December 31, 2004, and December 31, 2003:

	Three Months Ended
Summary of Significant	December 31,
Items Impacting Results	2004	2003
Intangible amortization	$(0.03)	$(0.04)
Loss on sale of assets	N/A	(0.02)
Restructuring charges	(0.00)	(0.00)

Total	$(0.03)	$(0.06)

Additionally, in the first quarter fiscal 2005, the company recorded a $2.6 million or $0.01 per share benefit for the reversal of previously accrued taxes resulting from a favorable resolution of certain tax-related matters.

Orders for the first quarter increased 11% to $453 million versus the prior year quarter due mainly to increased demand for Wireless Infrastructure, offset partially by lower orders for Satellite Communications and Network Solutions. The book-to-bill ratio was less than one in the first quarter, but improved sequentially from the prior quarter. The top 25 customers represented 68% of sales compared to 68% in the prior quarter and 70% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 41% of sales, compared to 37% in the prior quarter and 41% in the year ago quarter. The largest customer for the first quarter was Lucent Technologies at 10.5% of sales.

SALES BY MARKET SEGMENT AND MAJOR REGION

	Three Months Ended
	December 31,		%	%
Sales by Market Segment	2004	2003	Change	Total
Wireless Infrastructure	$425	$382	11%	90%
Satellite Communications	49	29	69	10

Total	$474	$411	15%	100%

Effective for the first quarter fiscal 2005, the company will report sales by market segment. Wireless Infrastructure sales consist of the Antenna and Cable Products Group, Base Station Subsystems Group, Network Solutions Group and Wireless Innovations Group. Wireless Infrastructure sales increased 11% versus the prior year quarter driven by increased demand in all major regions. Satellite Communications sales increased 69% versus the prior year quarter driven by a significant volume ramp for certain products supporting the consumer broadband satellite market.

One Company. A World of Solutions.

	Three Months Ended
	December 31,		%	%
Sales by Major Region	2004	2003	Change	Total
Americas	$254	$229	11%	54%
Europe, Middle East, Africa	158	124	27	33
Asia Pacific	62	58	7	13

Total	$474	$411	15%	100%

Americas

Sales increased 11% versus the year-ago quarter driven by higher sales for all major product groups supporting network upgrades and expansion in Latin America and growth in Satellite Communications in North America. Sales in Antenna and Cable Products and Base Station Subsystems declined versus the prior year quarter driven by weaker near-term trends in North America relating to operator consolidation and asset rationalization. Sales in Network Solutions declined modestly versus the prior year quarter due to the timing of geolocation hardware installations.

Europe, Middle East, Africa (EMEA)

Sales increased 27% compared to the prior year quarter due mainly to Antenna and Cable Products and Base Station Subsystems supporting network upgrades and expansion in Western Europe and emerging markets. Sales in Wireless Innovations increased modestly supporting operator needs for increased coverage solutions. EMEA sales also benefited from favorable foreign currency exchange rates due mainly to a weaker dollar against the euro.

Asia Pacific

Sales in Asia Pacific increased 7% versus the prior year quarter driven by higher sales in Antenna and Cable Products and Wireless Innovations supporting network expansion and coverage in India and China. Base Station Subsystems declined modestly versus the prior year quarter.

RECENT HIGHLIGHTS

•	Acquired Xenicom following the close of the quarter for approximately $11.5 million in cash. Xenicom adds additional software capabilities to the Network Solutions Group and is focused on helping wireless operators manage and optimize 2G, 2.5G, and 3G wireless networks.

•	Acquired selected assets of ATC Tower Services for approximately $10 million, consisting of cash and the assumption of lease obligations. ATC provides an immediate national construction services presence and additional channel distribution opportunities for Wireless Infrastructure products.

•	Expanded presence in China with the opening of the Andrew Technology Center in Shanghai. The Shanghai center will focus on active radio frequency (RF) subsystems.

One Company. A World of Solutions.

•	Expanded manufacturing capabilities for base station antennas in Sorocaba, Brazil, to better support the growing needs of our customers in Central America, South America and the Caribbean.

“The strength of our globally diversified customer base and industry-leading portfolio of products and services position Andrew for long-term sales growth and improved profitability,” said Faison. “The acquisitions of Xenicom and ATC expand our addressable market beyond traditional hardware and enhance our ability to deliver full systems support to both our OEM and wireless operator customers.”

FIRST QUARTER FINANCIAL SUMMARY

Gross margin was 23.3%, compared with 22.2% in the prior quarter and 25.3% in the year ago quarter. Consistent with previous guidance, gross margin increased 110 basis points sequentially from the prior quarter due to the completed relocation of certain manufactured product lines within the Antenna and Cable Product Group, lower start-up costs for certain filter product lines within the Base Station Subsystems Group and a more favorable product mix within the Base Station Subsystems Group.

Research and development expenses were $26.9 million or 5.7% of sales, compared to $25.6 million or 6.2% of sales in the year ago quarter. Research and development expenses decreased as a percentage of sales due mainly to higher sales leverage and a continued focus on project rationalization. Sales and administrative expenses were $51.0 million or 10.8% of sales, compared to $52.5 million or 12.8% of sales in the year ago quarter. Sales and administrative expenses continue to decrease due mainly to higher sales leverage and the effects of our cost savings and merger integration programs.

“The strength of our business model continues to deliver greater operating leverage. With 15% growth in sales, sales and administrative expenses declined in absolute dollars compared to the prior year quarter,” said Faison.

Intangible amortization was $7.7 million in the first quarter, compared to $9.4 million in the year ago quarter. It is anticipated that total intangible amortization will decrease from $38.3 million in fiscal 2004, to approximately $22.0 million in fiscal 2005.

Interest income increased to $1.7 million in the first quarter, compared to $0.7 million in the year ago quarter due mainly to $0.8 million of interest income associated with a favorable resolution of certain tax-related matters. Interest expense was $3.7 million in the first quarter, compared to $3.9 million in the year ago quarter.

The reported tax rate for the first quarter was 24.1%, reflecting an underlying effective tax rate on operations of 37.5% and a $2.6 million benefit related to the reversal of previously accrued taxes resulting from a favorable resolution of certain tax-related matters.

Total diluted shares outstanding increased to 181 million from 159 million in the year ago quarter due mainly to the accounting effects of outstanding convertible debt and 1.7 million shares issued in conjunction with the MTS Wireless Components acquisition in March 2004.

One Company. A World of Solutions.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $179 million at December 31, 2004, compared to $189 million at September 30, 2004. Cash and cash equivalents declined primarily due to increased working capital requirements associated with higher sales and annual incentive plan payouts for fiscal 2004.

Accounts receivable were $447 million and days’ sales outstanding (DSOs) were 82 days at December 31, 2004, compared to $417 million and 74 days at September 30, 2004. DSOs increased mainly because of a higher mix of international sales, but remained within our historical target range of 80 to 85 days. Inventories were $356 million and inventory turns were 4.1x at December 31, 2004, compared to $351 million and 4.3x at September 30, 2004.

Total debt outstanding was $303 million at December 31, 2004, compared to $299 million at September 30, 2004. Total debt to capital decreased to 16.1% at December 31, 2004, compared to 16.4% at September 30, 2004.

Cash flow used in operations was $18.8 million in the first quarter, compared to cash flow used in operations of $15.7 million in the year ago quarter. Capital expenditures were $14.0 million in the first quarter, compared to $19.6 million in the prior year quarter. It is anticipated that capital expenditures will be slightly lower than depreciation for fiscal 2005.

SECOND QUARTER FISCAL 2005 GUIDANCE

For the second quarter, sales are anticipated to range from $450 million to $480 million driven by improving trends in North America and global growth in Wireless Infrastructure, offset partially by a sequential decline of approximately $15 million to $20 million of sales in Satellite Communications due mainly to a reduced level of involvement in certain consumer broadband satellite programs. Gross margin is anticipated to increase in the second quarter due mainly to operational improvements and a favorable product mix, offset partially by higher raw material costs.

Total operating expenses are anticipated to modestly increase on an absolute basis compared to the first quarter due mainly to higher expenses associated with the acquisitions of ATC and Xenicom and Sarbanes-Oxley compliance requirements. This outlook does not include any impact related to the expensing of stock options under the Financial Accounting Standards Board’s Statement 123(R), which is effective for quarters beginning after June 15, 2005. The company anticipates an effective tax rate of approximately 37.5%, which does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act.

Earnings per share are anticipated to range from $0.07 to $0.10, including intangible amortization and restructuring costs of approximately $0.02 per share. Diluted shares are anticipated to be approximately 181 million.

“The underlying long-term trends driving network upgrades and expansion continue to be healthy and we are encouraged by the opportunities we see globally in the industry,” said Faison. “Our focus remains committed to delivering sales growth above the market, improved operational performance and increased cash flow from operations in fiscal 2005.”

One Company. A World of Solutions.

Attached to this news release are preliminary financial statements for the first fiscal quarter ended December 31, 2004.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its first quarter fiscal 2005 financial results on Thursday, January 27, 2005 at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

- ENDS -

One Company. A World of Solutions.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31
	2004	2003
Sales	$474,074	$410,771
Cost of products sold	363,667	306,702

Gross Profit	110,407	104,069

Operating Expenses
Research and development	26,871	25,623
Sales and administrative	51,029	52,493
Intangible amortization	7,740	9,421
Restructuring	1,838	694
Loss on sale of assets	—	4,511

	87,478	92,742

Operating Income	22,929	11,327

Other
Interest expense	3,708	3,887
Interest income	(1,706)	(749)
Other expense, net	1,516	1,850

	3,518	4,988

Income Before Income Taxes	19,411	6,339

Income taxes	4,669	2,219

Net Income	14,742	4,120

Preferred Stock Dividends	117	315

Net Income Available to Common Shareholders	$14,625	$3,805

Basic Net Income per Share	$0.09	$0.02

Diluted Net Income per Share	$0.09	$0.02

Average Shares Outstanding
Basic	160,927	158,345
Diluted	180,319	158,642

Orders Entered	$453,010	$409,065
Total Backlog	$304,914	$332,077

PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31	September 30
	2004	2004
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$179,421	$189,048
Accounts receivable, less allowances (Dec. 2004 - $14,739; Sept. 2004 - $13,798)	447,227	416,603
Inventory	356,481	351,082
Other current assets	45,936	34,190

Total Current Assets	1,029,065	990,923

Other Assets
Goodwill	872,034	868,078
Intangible assets, less amortization	62,401	63,988
Other assets	89,148	92,590

Property, Plant and Equipment
Land and land improvements	23,584	22,607
Buildings	128,192	123,716
Equipment	514,401	496,739
Allowance for depreciation	(430,051)	(417,696)

	236,126	225,366

TOTAL ASSETS	$2,288,774	$2,240,945

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$201,428	$196,592
Accrued expenses and other liabilities	86,736	82,291
Compensation and related expenses	44,318	67,018
Restructuring	21,431	18,887
Notes payable and current portion of long-term debt	23,226	14,051

Total Current Liabilities	377,139	378,839

Deferred liabilities and minority interest	54,030	54,388
Long-term debt, less current portion	280,265	284,844

SHAREHOLDERS’ EQUITY
Redeemable convertible preferred stock liquidation preference $50 a share (119,114 shares outstanding at December 31, 2004 and 120,414 shares outstanding at September 30, 2004)	5,956	6,021
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 161,024,089 shares issued at December 31, 2004 and 161,015,917 shares issued at September 30, 2004, including treasury)	1,610	1,610
Additional paid-in capital	667,348	666,746
Accumulated other comprehensive income	50,406	12,363
Retained earnings	852,338	837,713
Treasury stock, common stock at cost (29,723 shares at December 31, 2004 and 148,950 shares at September 30, 2004)	(318)	(1,579)

Total Shareholders’ Equity	1,577,340	1,522,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,288,774	$2,240,945

UNAUDITED - PRELIMINARY

ANDREW CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended
	December 31
	2004	2003
Cash Flows from Operations
Net Income	$14,742	$4,120

Adjustments to Net Income
Depreciation	14,392	15,219
Amortization	7,740	9,421
Gain on sale of assets	(91)	(90)
Restructuring costs	(3,308)	(6,281)

Change in Operating Assets / Liabilities
Accounts receivable	(12,476)	(38,863)
Inventory	2,649	(26,646)
Other assets	(9,756)	(4,635)
Accounts payable and other liabilities	(32,665)	32,092

Net Cash Used for Operations	(18,773)	(15,663)

Investing Activities
Capital expenditures	(14,036)	(19,573)
Acquisition of businesses	(7,872)	(23,227)
Investments	—	(6,500)
Proceeds from sale of businesses and investments	9,494	3,000
Proceeds from sale of property, plant and equipment	553	549

Net Cash Used for Investing Activities	(11,861)	(45,751)

Financing Activities
Long-term debt payments, net	(325)	(11,691)
Notes payable borrowings (payments), net	9,064	(174)
Preferred stock dividends	(117)	(315)
Payments to acquire common stock for treasury	—	(2,472)
Stock purchase and option plans	184	636

Net Cash From (Used for) Financing Activities	8,806	(14,016)

Effect of exchange rate changes on cash	12,201	9,277

Decrease for the Period	(9,627)	(66,153)
Cash and Equivalents at Beginning of Period	189,048	286,269

Cash and Equivalents at End of Period	$179,421	$220,116